Power of Attorney

January 2, 2004

	I, Jack Menache, hereby designate and authorize Anita Paque to file

Forms 3, 4, and 5 for me and on my behalf with the Securities and Exchange

Commission, and to sign my name to such forms with the same force and effect as if I had personally affixed my signature thereto.  This power of attorney shall remain in effect until January 1, 2005, or until sooner terminated by written notice to Anita Paque and the Securities and Exchange

Commission.


	Jack Menache